Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 32% Revenue Growth for the First Quarter 2012

IRVINE, Calif. (April 26, 2012) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three months ended March 31, 2012.

John McDermott, Endologix President and Chief Executive Officer, said, “During the first quarter we continued to drive adoption of the recently launched AFX™ Endovascular AAA System, which led to a 37% increase in our domestic business. We also made progress with our clinical development programs, including the completion of enrollment in our international Ventana™ clinical trial, initiation of our U.S. investigational device exemption (IDE) Ventana clinical trial, and the completion of enrollment in our percutaneous PEVAR IDE clinical trial. This keeps us on track with our timelines, positioning the Company for potential U.S. premarket application approvals of PEVAR in the fourth quarter of 2012 and Ventana in 2014. Additionally, we continue to make progress in Europe, where we are building our direct sales and marketing team in advance of the anticipated limited market introductions of Nellix® and Ventana later this year.”

Financial Results

Global revenue in the first quarter of 2012 was $24.5 million, a 32% increase from the same quarter of 2011. U.S. revenue was $21.1 million, a 37% increase from the first quarter of 2011.

Gross profit was $19.3 million in the first quarter of 2012, which represents a gross margin of 78.6%. This compares with a gross margin of 76.4% in the first quarter of 2011. This improvement primarily reflects a higher proportion of direct sales to total sales in the 2012 period.

Total operating expenses were $22.5 million in the first quarter of 2012. Operating expenses in the first quarter of 2011 totaled $19 million, including a one-time payment of $0.4 million to transition a distribution relationship.

Marketing and sales expenses increased to $13.5 million in the first quarter of 2012 from $10.1 million in the same period last year. This increase was driven primarily by costs associated with building the direct sales organization in Europe. Included in this amount are U.S. marketing and sales expenses which only increased by 13% compared to the prior year period.

During the first quarter of 2012, the Company maintained its high level of investment in research and development and clinical expenses at $4.9 million, equal to the amount in the first quarter of 2011. The composition of the overall new product development expense, however, shifted more toward regulatory and clinical expense from research and development expense as both Nellix and Ventana progress toward commercialization.

General and administrative expenses increased to $4.1 million in the first quarter of 2012, from $3.6 million in the same period in 2011, primarily driven by expenses associated with the establishment of European operations.

Endologix reported a net loss for the first quarter of 2012 of $16.3 million, or $(0.28) per share, compared with a net loss of $4.8 million, or $(0.09) per share, for the first quarter of 2011. The first quarter 2012 loss includes a $12.5 million non-cash fair value adjustment related to the contingent consideration for the Nellix acquisition. The change in the fair value of the contingent consideration for the Nellix acquisition is due primarily to the recent increase in Endologix's stock price, as contingent consideration is solely payable in Endologix common stock.

On an adjusted (non-GAAP) basis, excluding the $12.5 million non-cash fair value adjustment, Endologix reported Adjusted Net Loss for the first quarter of 2012 of $3.8 million, or $(0.07) per share.

Financial Guidance

Based on the first quarter results, the Company is reiterating its full year 2012 revenue and Adjusted Net Loss per share guidance. Endologix anticipates 2012 revenue to be in the range of $102 million to $107 million, representing growth of 22% to 28% from 2011. Endologix expects to generate a 2012 Adjusted Net Loss of between $(0.12) to $(0.18) per share, with quarterly progress towards profitability over the course of the year. This guidance takes into account the planned growth of the direct sales force in Europe, and research & development and clinical/regulatory initiatives, particularly for the Nellix and Ventana devices. Not included in this loss per share guidance are potential adverse litigation outcomes, fair value adjustments associated with the Nellix acquisition, or the effect of possible business development transactions.

The Company expects to have positive cash flows from operations in the second half of 2012 and believes that it has adequate cash resources to fund its operations and current growth strategies.
Conference Call Information

Endologix management will host a conference call today to discuss these topics, beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 392549. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix

Endologix, Inc. (the “Company”) develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2012 financial guidance, the launch and market acceptance of new products, planned investments in research and development and sales and marketing activities, the progress of clinical trial initiatives and regulatory approvals, the establishment of a direct sales force in Europe, and litigation expenses, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Both the Nellix and Ventana systems are investigational devices and are not available for marketing. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Company's existing products and related new products, product research and development efforts, unexpected litigation expenses, risks associated with the Company's international operations, the Company's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made.The Company undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Adjusted Net Earnings (Loss) and Adjusted Net Earnings (Loss) per Share Definitions:

"Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as GAAP Net Income (Loss), excluding all effects arising from the application of GAAP purchase accounting treatment of Endologix's acquisition of Nellix, which was completed on December 10, 2010. In the three months ended March 31, 2012, this GAAP adjustment solely represents the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock.

In future periods, Adjusted Net Income (Loss) will continue to exclude fair value adjustments to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock as the probability of achieving the payment milestones changes and the value of Endologix common stock varies. The corresponding charge or credit will flow through the statement of operations. The adjustment may also include the amortization of capitalized in process research & development (IPR&D) as a charge to cost of goods sold as the products resulting from the Nellix technology are commercialized.

"Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by average diluted or non-diluted shares outstanding, respectively. "GAAP" is generally accepted accounting principles in the U.S.

Management believes that the "Adjusted Net Income (Loss)" and "Adjusted Net Income (Loss) Per Share" measures enhance an investor's overall understanding of Endologix's financial performance and future prospects by being more reflective of Endologix's core operational activities and more comparable with the results of Endologix over various periods. Management uses these financial measures internally for strategic decision making, forecasting future results, and evaluating current performance.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenue:
U.S.	$21,055	$15,362
International	3,464	3,186
Total revenue:	24,519	18,548
Cost of goods sold	5,258	4,373
Gross profit	19,261	14,175
Operating expenses:
Research and development	$3,465	4,006
Clinical and regulatory affairs	1,402	917
Marketing and sales	13,547	10,098
General and administrative	4,080	3,579
Distribution contract termination	—	400
Total operating expenses	22,494	19,000
Loss from operations	(3,233)	(4,825)
Other income (expense)	(5)	30
Change in fair value of contingent consideration related to acquisition	(12,450)	—
Total other income (expense)	(12,455)	30
Net loss before income tax	$(15,688)	$(4,795)
Income tax expense	$(574)	$—
Net loss	$(16,262)	$(4,795)
Basic and diluted net loss per share	$(0.28)	$(0.09)
Shares used in computing basic and diluted net loss per share	57,620	55,906

Non-GAAP Reconciliation –Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(16,262)	$(4,795)
Fair value adjustment to the liability for contingent payments to the former Nellix shareholders (non-cash)	12,450	—
Adjusted net loss	$(3,812)	$(4,795)
Adjusted net loss per share	$(0.07)	$(0.09)

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share amounts)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$14,636	$20,035
Accounts receivable, net	17,685	15,542
Other receivables	318	405
Inventories	19,936	18,099
Other current assets	1,329	1,023
Total current assets	53,904	55,104
Property and equipment, net	4,658	4,454
Goodwill	27,073	27,073
Intangibles, net	43,082	43,439
Other assets	190	185
Total assets	$128,907	$130,255
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,720	$13,949
Total current liabilities	14,720	13,949
Long term liabilities:
Deferred income taxes	1,029	1,029
Deferred rent	—	8
Contingently issuable common stock	51,150	38,700
Long term liabilities	52,179	39,737
Total liabilities	66,899	53,686
Stockholders' equity:
Common stock, $0.001 par value; 75,000 shares authorized, and 58,722 and 58,577 shares issued, and 58,228 and 58,083 outstanding	59	59
Additional paid-in capital	243,137	241,441
Accumulated deficit	(180,502)	(164,240)
Treasury stock at cost, 495 shares	(661)	(661)
Accumulated other comprehensive loss	(25)	(30)
Total stockholders' equity	62,008	76,569
Total liabilities and stockholders' equity	$128,907	$130,255